Exhibit 10.1
HYDROFARM HOLDINGS GROUP, INC.
AMENDMENT TO OFFER LETTER
This Amendment (the “Amendment”) to the Offer Letter dated February 26, 2020 between Hydrofarm Holdings, Inc. and B. John Lindeman (the “Offer Letter”) is made this 14th day of April, 2025, by and between Hydrofarm Holdings, Inc. (the “Company”) and B John Lindeman (“Executive”).
WHEREAS, the Company intends to provide Executive with enhanced change of control benefits for incentive and retention purposes.
WHEREAS, the Company and Executive desire to amend the Offer Letter to provide for additional severance and benefits in the event that the Company experiences a Change of Control (as defined in the Company’s 2020 Employee, Director and Consultant Equity Incentive Plan).
NOW, THEREFORE, Executive and the Company agree that the Offer Letter will be amended as follows:
1.The last paragraph on the first page of the Offer Letter beginning with “The Company will also pay you, as cash severance…” shall be replaced in its entirety with the following:
“The Company will also pay you, as cash severance, an amount equal to the greater of $237,500 or six (6) months of your base salary in effect as of the date of your termination without cause (provided that if your employment termination is due to your resignation in connection with the reduction of your base salary, then the cash severance payment herein will be based upon your base salary rate as of immediately prior to such reduction), and the Company will accelerate the vesting of all of your outstanding equity awards at the time of termination by twelve (12) months of additional vesting. If your termination is within eighteen (18) months following a Change of Control (as defined in the Company’s 2020 Employee, Director and Consultant Equity Incentive Plan), as an alternative to the severance above, the Company will: (a) pay you, as cash severance, an amount equal to the greater of: (i) $500,000 or (ii) twelve (12) months of your base salary in effect as the date of your involuntary termination without cause occurring within 18 months following a Change of Control (provided that if your employment termination is due to your resignation in connection with the reduction of your base salary, then the cash severance payment herein will be based upon your base salary rate as of immediately prior to such reduction), (b) the Company will pay your COBRA premiums for twelve (12) months at the same level of coverage as in effect at the date of your termination without cause provided that you timely elect such coverage, and (c) the Company will accelerate the vesting of all of your outstanding equity awards at the time of termination by twelve (12) months of additional vesting. The severance will be paid, less standard payroll deductions and tax withholdings, in a lump sum payment on or before the day that is sixty (60) days following your separation from service date.

2.The following new paragraph shall be added to bottom of page 2 of the Offer Letter following the paragraph beginning with “It is standard procedure to run a background check…”:
“For purposes of this offer, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
3.Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter will remain in full force and effect.
4.Entire Agreement. This Amendment, together with the Offer Letter (to the extent not amended hereby), represents the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Executive’s Offer Letter.
IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

HYDROFARM HOLDINGS, INC. EXECUTIVE

By: Kevin O'Brien                     Name: B. John Lindeman

Signature: /s/ Kevin O'Brien

Title: CFO                 Signature: /s/ B. John Lindeman